Discussion and Reconciliation of Non-GAAP Measures

Supplemental Operational Measures

We provide a supplemental discussion of our business solutions operations that is calculated by combining our Mobility and Business Wireline operating units, and then adjusting to remove non-business operations. The following table presents a reconciliation of our supplemental Business Solutions results.

Supplemental Operational Measure
	Three Months Ended
	September 30, 2018				September 30, 2017
	Mobility	Business Wireline	Adjustments[1]	Business Solutions	Mobility	Business Wireline	Adjustments[1]	Business Solutions
Operating Revenues
Wireless service	$13,989	$-	$(12,112)	$1,877	$14,475	$-	$(12,452)	$2,023
Strategic services	-	3,059	-	3,059	-	3,018	-	3,018
Legacy voice and data services	-	2,615	-	2,615	-	3,343	-	3,343
Other services and equipment	-	1,029	-	1,029	-	917	-	917
Wireless equipment	3,949	-	(3,359)	590	2,895	-	(2,555)	340
Total Operating Revenues	17,938	6,703	(15,471)	9,170	17,370	7,278	(15,007)	9,641
Operations and support	10,255	4,030	(8,687)	5,598	10,029	4,635	(8,568)	6,096
EBITDA	7,683	2,673	(6,784)	3,572	7,341	2,643	(6,439)	3,545
Depreciation and amortization	2,079	1,197	(1,777)	1,499	2,008	1,189	(1,731)	1,466
Total Operating Expenses	12,334	5,227	(10,464)	7,097	12,037	5,824	(10,299)	7,562
Operating Income	$5,604	$1,476	$(5,007)	$2,073	$5,333	$1,454	$(4,708)	$2,079
Equity in net Income of Affiliates	(1)	(1)	1	(1)	-	1	(1)	-
Contribution	5,603	1,475	(5,006)	2,072	5,333	1,455	(4,709)	2,079
[1] Non-business wireless reported in the Communication segment under the Mobility business unit.

Supplemental Operational Measure
	Nine Months Ended
	September 30, 2018				September 30, 2017
	Mobility	Business Wireline	Adjustments[1]	Business Solutions	Mobility	Business Wireline	Adjustments[1]	Business Solutions
Operating Revenues
Wireless service	$41,074	$-	$(35,577)	$5,497	$43,414	$-	$(37,384)	$6,030
Strategic services	-	9,168	-	9,168	-	8,880	-	8,880
Legacy voice and data services	-	8,176	-	8,176	-	10,314	-	10,314
Other services and equipment	-	2,756	-	2,756	-	2,717	-	2,717
Wireless equipment	11,501	-	(9,749)	1,752	8,508	-	(7,520)	988
Total Operating Revenues	52,575	20,100	(45,326)	27,349	51,922	21,911	(44,904)	28,929

Operating Expenses
Operations and support	30,020	12,084	(25,296)	16,808	30,005	13,906	(25,764)	18,147
EBITDA	22,555	8,016	(20,030)	10,541	21,917	8,005	(19,140)	10,782
Depreciation and amortization	6,287	3,547	(5,390)	4,444	5,988	3,583	(5,162)	4,409
Total Operating Expenses	36,307	15,631	(30,686)	21,252	35,993	17,489	(30,926)	22,556
Operating Income	$16,268	$4,469	$(14,640)	$6,097	$15,929	$4,422	$(13,978)	$6,373
Equity in net Income of Affiliates	(1)	(1)	1	(1)	-	-	-	-
Contribution	16,267	4,468	(14,639)	6,096	15,929	4,422	(13,978)	6,373
[1] Non-business wireless reported in the Communication segment under the Mobility business unit.

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